EXHIBIT 10.4

[********] Material has been omitted pursuant to request for confidential treatment and such material has been filed separately with the Securities and Exchange Commission.

SERVICES AND GUARANTEE AGREEMENT

THIS SERVICES AND GUARANTEE AGREEMENT (this “Agreement”), effective as of the 23rd day of June, 2005, is by and between CVP, LLC, a limited liability company organized and existing under the laws of the State of Wisconsin, (“CVP”), and BADGER STATE ETHANOL, LLC, a limited liability company duly organized and existing under the laws of the State of Wisconsin (“BSE”).

WITNESSETH

WHEREAS, simultaneously with and as a condition hereto, the following agreements are entered into by the parties hereto: (i) that certain License Agreement between BSE and CVP (the “License”); (ii) an AIA Document A141-2004 construction agreement dated the date hereof (the “AIA Agreement”) between AMG/GCI, LLC, an Iowa limited liability company and BSE; (iii) a Corn Germ Marketing Agreement dated the date hereof (the “Corn Germ Marketing Agreement”) between Quality Technology International, Inc., (“QTI”) and BSE; and (iv) a Corn Protein Concentrate Marketing Agreement dated the date hereof (the “Corn Protein Concentrate Marketing Agreement”) between QTI and BSE (collectively, with this Agreement, the “Transaction Documents”);

WHEREAS, taken as a whole, the Transaction Documents constitute the design and buildout of a [********] ethanol facility at BSE’s facility in Monroe, Wisconsin (the “Project”);

WHEREAS, in order to incentive BSE to enter into the Transaction Documents, CVP has agreed to guarantee the performance of the Project on the standards set forth herein;

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, the parties agree as follows:

ARTICLE 1                                Definitions

(1.1)                         The defined terms in the License Agreement shall have the same meanings when used herein and shall apply to this Agreement.

(1.2)                         The terms defined in Schedule A attached hereto shall, for all purposes of this Agreement, have the meanings specified in said Schedule A.

[********] Material has been omitted pursuant to request for confidential treatment and such material has been filed separately with the Securities and Exchange Commission.

ARTICLE 2                                Consideration and Scope of Work

(2.1)                         Consideration.  CVP hereby agrees to perform all of its obligations required by this Agreement and the License (collectively, the “Core Agreements”).

(2.2)                         Description of Work.  CVP shall provide the engineering and other services required of it as set-forth and described in the Schedules B and D attached hereto.

ARTICLE 3                                Application of Process Guarantees

(3.l)                            The Process Guarantees (as defined in Article 4) shall apply to BSE’s Monroe, Wisconsin facility (the “Plant”) only when the Project is completed including without limitation, the procurement and installation of all equipment in accordance with the engineering design specifications and instructions.

(3.2)                         When the Process Guarantees are deemed met and satisfied as provided in Article 6 or Schedule C, such Process Guarantees shall no longer apply to the Plant and CVP’S obligations with respect thereto shall be deemed satisfied in full and shall cease.

ARTICLE 4                                Process Guarantee

CVP guarantees that during the performance test described in Article 6 (the “Performance Test”), the Plant will process fresh substrate charge to produce corn germ, corn fiber, corn protein concentrate, CO2, and “anhydrous alcohol,” according to the specifications set forth in Schedule C attached hereto (the “Process Guarantee”).  CVP acknowledges that, during the initial Start-up, the Plant will temporarily produce HI-PRO DDGS which will have similar specifications to the DDGS being produced currently by BSE, however, such temporary production of HI-PRO DDGS is not part of the Process Guarantee or the Performance Test.  In the event that the Plant does not, during the Performance Test, meet or exceed the Process Guarantee, then CVP covenants and agrees to take any reasonable action necessary, at its own expense, to modify or adjust the Project such that the Process Guarantee is met.  CVP hereby represents and warrants that the Project as contemplated by the Core Agreements shall not adversely effect the Plant’s current operations including the production of ethanol or carbon dioxide (including, without limitation, causing the Plant to cease operations at any one time for more than 72 hours in aggregate).  As BSE’s sole and exclusive remedy, should the Plant not meet the Process Guarantee at the conclusion of the last of the Performance Tests permitted under Article 6 hereof, subject to the parameters set forth in Schedule D hereto, due to material fault of CVP, CVP shall, within sixty (60) days after the submission by CVP of the results of such Performance Test as required under Article 6 hereof, pay to BSE as liquidated damages, at the office of BSE designated on Page 1 of this Agreement, in lawful money of the United States of America, a sum of money calculated pursuant to Schedule C.

ARTICLE 5                                Start-Up Assistance; Training

(5.1)                         Start-up shall occur in accordance with the Master Schedule approved by BSE.   “Start-up” shall mean the commencement of operations by the Plant.  CVP shall give at least thirty (30) days notice in writing to BSE specifying the estimated date of completion of the

Upgrade of the Plant. CVP’S senior technologists shall be in attendance at the Plant at least two (2) weeks prior to Start-up, as necessary, to inspect the Plant to determine if the Plant is ready to operate and that the conditions as set forth in Article 3.1 have been met.

(5.2)                         CVP shall use its best efforts to assist BSE in the start-up of the Plant in order to establish operating conditions, and to carry out the Performance Test; provided, however, that regardless of the effort used, the Process Guarantee shall be absolute.  CVP shall supervise and provide technical and operational training for representatives of BSE with respect to the operation of the Plant consistent with the Licensed Process to ensure that such representatives of BSE are fully trained in the operation of the Plant consistent with the Licensed Process.  CVP’S duty of supervision and training under this Section is limited to the operation of Plant consistent with the Licensed Process and does not include, or extend to any other matters, including but not limited to employee safety, employee conduct or general machine operation.  CVP’S duty to provide training and supervision shall terminate upon completion of satisfactory training of BSE’s representatives and the successful completion of a Performance Test, unless otherwise extended by mutual agreement of BSE and CVP.  Notwithstanding the above, CVP shall be responsible for managing, directing and coordinating the Performance Test.

(5.3)                         As part of CVP’S training of representatives of BSE, and prior to the commencing of Start-up operations, CVP shall provide a Process Operation Manual, as described in Schedule A attached hereto, that will set-forth the proper operation and maintenance of the Plant consistent with the Licensed Process.

ARTICLE 6                                Performance Test

(6.l)                            After the Start-up described in Article 5 and the Plant having reached nameplate capacity of 52 million gallons per year for a period of seven (7) consecutive days (as calculated on the basis of a 365 day year), but not later than ninety (90) days from the later of the date of completion of the Start-up, CVP shall notify BSE in writing that the Plant is ready for the Performance Test (the “Performance Test Notification”).

(6.2)                         Upon receipt of the Performance Test Notification, BSE shall have the obligation of calling for the Performance Test by setting a date for same not less than seven (7) days nor more than thirty (30) days from the date of the Performance Test Notification.  Delays in the beginning of the Performance Test caused by other portions of the Plant outside the “Battery Limits” of the Licensed Process as described on Schedule D attached hereto will not be deemed to constitute a material cause for a delay of the Performance Test, unless agreed to by CVP and BSE.

(6.3)                         The Performance Test shall be conducted by CVP, provided that BSE shall cause its representatives to take all reasonable actions to assist CVP in satisfactorily completing the Performance Test.  The Performance Test shall be deemed to have been met as soon as the Plant has satisfied the requirements of the Process Guarantee and Section 6.5.

(6.4)                         In the event that the Plant fails a Performance Test then CVP shall promptly take all actions reasonably necessary to repair the deficiency which resulted in such failure at its own expense.  Thereafter, CVP shall reasonably promptly conduct additional Performance Tests and make additional repairs or modifications as reasonably necessary and at its own expense until the Plant successfully meets the Process Guarantee.

(6.5)                         Within two (2) business days after completion of each Performance Test, CVP shall submit to BSE in writing the results thereof.  If CVP determines that the Process Guarantee has been met, then CVP shall certify in writing that the Process Guarantee relating to such Performance Test has been met in all regards (the “Certification”). Such Process Guarantee shall be deemed to have been met if CVP provides the Certification and if BSE, within sixty (60) days after receiving the Certification, does not respond in writing to CVP detailing in what respect, in BSE’S opinion, such Process Guarantee has not been met.  If BSE notifies CVP that the Process Guarantee, in BSE’s reasonable judgment, has not been met, then CVP, at its cost and expense, shall make such corrections as are reasonably necessary to ensure that the Plant complies with the Process Guarantee.

(6.6)                         BSE shall furnish, at no cost to CVP, fresh substrate charge, yeast culture, enzymes, chemicals, utilities, operating and maintenance personnel, minor (nonmaterial) maintenance materials and necessary services, such as adequate laboratory inspection and minor (nonmaterial) operating supplies as are required for the operation of the Plant in order to meet the Process Guarantee as herein made. BSE shall be responsible to process fresh substrate charge at a rate as reasonably required by CVP during the Performance Test, provided that such rate shall not exceed 100% of daily capacity (calculated at 52 million gallons of ethanol per year).

(6.7)                         Notwithstanding any other provision of the Core Agreements, CVP covenants and agrees that the Plant shall be fully upgraded and operational, having successfully passed its Performance Test in accordance with the Master Schedule approved by BSE, unless otherwise extended by mutual written agreement of BSE and CVP.

ARTICLE 7                                Modifications

(7.1)                         Prior to meeting the Process Guarantee, CVP shall have the right to make such reasonable changes, at its own cost and expense, to the Project as are required to meet the Process Guarantee with the prior written consent of BSE (which consent shall not be unreasonably withheld, conditioned or delayed).  CVP represents that it has the authority to make such changes and that such changes shall be subject to all representations and warranties stated in the Core Agreements.  CVP will furnish the necessary design engineering documentation showing such changes at no charge to BSE.

(7.2)                         In order to enable CVP to determine, prior to making such modifications to the Plant, the nature of the defects in the Plant, if any, BSE shall, upon reasonable notice and request by CVP, operate the Plant under commercially reasonable and safe operating conditions as may be reasonably specified by CVP from time to time during the Performance Test.

(7.3)                         In the event BSE fails to operate and maintain the Plant in substantial accordance with the operation manual provided by CVP, CVP shall provide written notice of such failure to BSE and BSE shall cure such failure.  Notwithstanding the above, if the reason that BSE failed to operate and maintain the Plant in material accordance with the operation manual provided by CVP is because such operation and maintenance would result in a material adverse effect on the Plant, then CVP shall modify said operation manual so that compliance with the operation manual will not result in a material adverse effect on the Plant.

(7.4)                         Except as may otherwise be provided herein, BSE shall assume all expenses of operation of the Plant, and shall have complete control of the Plant at all times.

ARTICLE 8                                Guarantee

(8.1)                         Subject to the limitations in Section 8.2 below, CVP hereby guarantees the prompt, full and faithful discharge of each and every obligation, term, condition and agreement of CVP in the Core Agreements.

(8.2)                         Notwithstanding any other provision of the Transaction Documents, including without limitation, the License, in no event shall CVP’s aggregate liability under the Transaction Documents exceed[********].  In no event shall CVP be responsible for any punitive, incidental, consequential, exemplary or lost profits damages.

ARTICLE 9                                Security

In order to secure CVP’s obligations under this Agreement, CVP agrees as follows:

(9.1)                         Notwithstanding anything to the contrary in the License, BSE may withhold five percent (5%) of each payment due under the Technical Information Fee, said retainage to be paid to CVP immediately upon completion of the Performance Test to the reasonable satisfaction of BSE.

(9.2)                         CVP shall cause Centrisys Corporation, AMG, Inc. and QTI to execute separate limited guarantees in favor of BSE, guaranteeing CVP’s payment obligations under this Agreement, said limited guarantees to be limited to no more than [********] each.  Each of said limited guarantees shall be terminated immediately upon completion of the Performance Test to the reasonable satisfaction of BSE.

ARTICLE 10                         Insurance

(10.1)                   CVP agrees, at its expense, to maintain in full force and effect during the entire time any work is performed at the Plant by CVP or the employees, agents or subcontractors of either, a policy or policies of public liability and property damage insurance under which BSE are named as additional insured.  The policy shall provide that BSE will receive 30 day written notice of any material change in policy conditions, non-refundable or cancellation.  The minimum limits of coverage of such policies in the aggregate shall be Two Million and no/100 Dollars ($2,000,000.00) for injury or death to any one person, and One Million and no/100 Dollars ($1,000,000.00) with respect to damage to property.

[********] Material has been omitted pursuant to request for confidential treatment and such material has been filed separately with the Securities and Exchange Commission.

ARTICLE 11                         Assignment

(11.1)                   This Agreement and the obligations of the parties hereto shall not be assignable by CVP or BSE subject, however, to the following exceptions:

(11.1.1)          with the prior expressed written consent of the other party; or

(11.1.2)          upon the acquisition by a Person of all or substantially all of the equity, stock, membership interests or partnership interests, or assets of CVP or BSE, whether by merger, consolidation, purchase or otherwise, provided the Plant remains located in Monroe, Wisconsin.

(11.2)                   Upon the occurrence of an event described in Section 11.1.2, the assigning party shall provide prompt written notice to the other.

(11.3)                   All assignees of this Agreement or successors of either party shall be bound by all the terms and conditions of this Agreement, and shall enter into a written agreement assuming all of the obligations of the assigning party under this Agreement.

(11.4)                   This Agreement applies to the Plant.  Any other facility constructed, owned or operated by BSE with respect to which BSE desires to use the Licensed Process shall require a separate license from CVP prior to its use of such Licensed Process at such facility, upon terms satisfactory to CVP.

ARTICLE 12                         Applicable Law

(12.1)                   This Agreement shall be construed under and governed by the laws of the State of Wisconsin without regard to the conflict of laws principals thereof.  The parties irrevocably consent to the sole and exclusive jurisdiction and venue in the appropriate state or federal court in Wisconsin.

ARTICLE 13                         Waiver of Default

(13.1)                   Waiver by either party of any default by the other under the terms of this Agreement shall not be deemed to be a waiver by such party of any other default by the other, whether similar or dissimilar in nature. No modifications or waiver of any of the provisions herein contained shall be binding unless made in writing and signed by authorized representatives of the parties.

ARTICLE 14                         Severability

(14.1)                   In the event that any term or provision of this Agreement is invalidated at any time by rule of law or statutory provision, the remaining terms and provisions of this Agreement shall remain in full force and effect and be binding upon both parties hereto.

ARTICLE 15                         Notices

(15.1)                   All notices pertaining to this Agreement shall be in writing and shall be effective at the earliest of the following: (a) when received; (b) three (3) days after deposit in the U.S. mail, if mailed postpaid and correctly addressed; or (c) on the date shown on the return receipt, if sent by registered or certified mail, return receipt requested and the receipt is signed by or on behalf of the addressee.  Such notices whether to CVP or BSE shall be sufficient if transmitted by facsimile, delivered in person, or sent by registered or certified mail. The parties designate the following addresses for notice purposes:

CVP, LLC
9586 58th Place
Kenosha, Wisconsin 53144
Attn: Mr. Michael Kopper
Facsimile: (262) 654-6063

With a copy to:	AMG, Inc.
1497 Shoup Mill Rd.
Dayton, OH 45406
Attn: Mr. Alberto G. Mendez
Facsimile: (937) 274-3870

and

Quality Technology International, Inc.
2250 Point Blvd., Suite 322
Elgin, Illinois 60123
Attn: Mr. David J. Hammes
Facsimile: (847) 649-9300

and

Centrisys Corporation
9586 58th Place
Kenosha, Wisconsin 53144
Attn:
Facsimile:

Badger State Ethanol, LLC
820 W. 17th Street
Monroe, WI 53566-0317
Attn: Dr. Gary Kramer
Facsimile: (608) 329-3866

ARTICLE 16                         Entire Agreement; Counterparts

(16.1)                   This Agreement sets forth the entire agreement of the parties with respect to the subject matter of this Agreement, and supersedes any and all previous agreements between the parties with respect hereto, and no written undertakings given either previously to or simultaneously with the signing of this Agreement and not expressly made a part hereof shall be admitted to vary or correct its terms.  The recitals set forth at the beginning of this License are incorporated into, and an integral part of, this Agreement.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same document.  This Agreement may be executed by facsimile signatures.

ARTICLE 17 Dispute Resolution

(17.1)                   Mediation.  The parties shall bring any and all disputes, controversies or claims arising under this Agreement to the attention of the other without prejudicing their relationship and operations hereunder.  Appropriate personnel of both parties shall be made available, either by mail, telephone or personal meeting for the prompt and effective adjustment of any and all such differences.  In the event the parties are unable to resolve any dispute, controversy or claim arising under this Agreement between them, the parties shall, before commencement of arbitration submit the issue to a neutral, qualified mediator selected by mutual agreement of the CVP and BSE.  Such dispute shall be submitted to mediation upon one party providing written notice to the other (“Mediation Notice”).  Such mediation shall be held in a neutral location between the domiciles of the respective parties as selected by mutual agreement of the CVP and BSE, and the mediator’s fee shall be paid in equal shares by the CVP and BSE.  If such dispute is not be successfully resolved within 30 days of the date of receipt of the Mediation Notice, or such longer period as mutually agreed in writing by the CVP and BSE, then immediately at the end of such period the parties hereto shall be entitled to resolve such dispute, controversy or claim pursuant to Sections 17.2 through 17.5 below.

(17.2)                   Arbitration.  In the event that any controversy or claim arising under this License cannot be resolved by the parties, such controversy or claim shall be settled by binding arbitration in accordance with the Commercial Arbitration rules of the American Arbitration Association (except as specifically modified below), and the judgment upon the award may be entered in any court having competent jurisdiction thereof.  The prevailing party shall be entitled to reasonable attorney fees plus the cost and expenses incident to collection and/or defense from the non-prevailing party.  BSE and CVP shall mutually agree on a neutral qualified arbitrator within thirty (30) days after the filing of any notice of arbitration by one against the other.  If BSE and CVP are not able to agree on a single arbitrator within such thirty (30) day period, then BSE and CVP shall obtain a list of three (3) neutral arbitrators from Resolute Systems, Inc. (or, if such company no longer exists, from a similar company) located in Milwaukee, Wisconsin.  From such list, BSE and CVP shall each have one alternating strike to determine which arbitrator of the three shall arbitrate the matter.  The process to narrow the list of three (3) arbitrators down to one (1) arbitrator shall be facilitated by Resolute Systems, Inc. (or, if such company no longer exists, from a similar company), and shall be completed no later than fifteen (15) days after the end of the thirty (30) day period described above (unless otherwise agreed by BSE and CVP).

The arbitration shall be completed within seventy-five (75) days from when the arbitrator is selected.”

(17.3)                   The arbitration shall be brought in the jurisdiction of the party against whom relief is sought.

(17.4)                   The award of the Arbitrator shall be in writing and shall set forth each issue considered and the Arbitrator’s findings of fact and conclusions of law as to each issue considered.

(17.5)                   All aspects of the arbitration, including the hearing and the record of the proceedings, are confidential and shall not be open to the public, except as may otherwise be appropriate in response to a governmental agency or legal process.

ARTICLE 18                         Force Majeure

(18.1)                   Notwithstanding any other provisions to the contrary in this Agreement, neither party hereto shall be responsible for a default in or breach of this Agreement which is the result of strike, fire, war, earthquake, flood, pestilence, riot, act of God, act of government or other cause beyond the control of the parties, unless performance is not promptly resumed upon termination of such cause.

ARTICLE 19                         Attachments

(19.1)                   The following documents are incorporated herein by reference and made a part hereof:

Schedule A                                  Definitions

Schedule B                                    Responsibility Matrix

Schedule C                                    Process and Product Guarantee

Schedule D                                   Specifications of Auxiliaries, Chemical and Utilities

OTHER THAN ANY WARRANTY PROVIDED FOR UNDER THE LICENSE OR THIS AGREEMENT, CVP MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, AND EXPRESSLY DISCLAIMS ANY OTHER WARRANTIES, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

IN WITNESS WHEREOF, the parties have agreed to the foregoing on the 23RD day of June, 2005.

BADGER STATE ETHANOL, LLC		CVP, LLC

By:	/s/ Gary L. Kramer	By:	/s/ Michael Kopper

Title:	President	Title:	Member

SCHEDULES OMITTED